EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of October 1, 2015 (the “Effective Date”) by and between Quest Solution, Inc., a Delaware corporation (the “Company”), and Gilles Gaudreault, an individual (the “Executive”).

1. Duties and Responsibilities.

1.1 Position. Executive shall serve as the Company’s Chief Executive Officer, with such duties as are customarily associated with the position of a Chief Executive Officer for a public company. Notwithstanding the foregoing, Executive shall report to and perform the specific duties and responsibilities assigned to him by the Company’s Board of Directors.

1.2 Efforts; Other Activities. Executive agrees to devote his best efforts, attention and energies to advance the business and welfare of the Company, to render his services under this Agreement, on a full-time basis, fully, faithfully, diligently, competently and to the best of his ability. Nothing in this Agreement shall preclude Executive from conducting other business or holding official positions or directorships in other entities, the activities of which do not create a conflict of interest with the Company so long as such activities do not interfere with the performance of Executive’s duties to the Company.

1.3 Location; Travel. Executive shall be based at the Company’s Canadian corporate office in Montreal, Quebec, but Executive may be required to travel from time to time to other geographic locations in connection with the performance of his executive duties.

2. Agreement Term. Except as otherwise provided for herein, the initial term of employment by Executive shall commence on the Effective Date and continue for a period of two (2) years (the “Initial Term”), and automatically renew for successive additional one (1) year periods thereafter (each, a “Renewal Term”) (collectively, the “Term”), unless either party provides the other party with notice of termination no later than sixty (60) days before the end of the then-current Term. The parties agree that the Executive’s employment with the Company during the Term may, notwithstanding the provisions of this Agreement, be terminated by either Executive or the Company at any time, for any or no reason, with or without Cause (as defined below), and pursuant to the terms provided below.

3. Compensation and Benefits.

3.1 Base Salary. Executive’s initial base salary shall be Two Hundred Thousand ($200,000) (USD) per year (less applicable withholdings), which shall be payable in accordance with the Company’s standard payroll schedule (but in no event less frequent than on a monthly basis), together with such increases as may be approved by the Company’s Compensation Committee and Board of Director’s from time to time in its sole discretion. Such annual Base salary as increased from time to time shall be referred to herein as the “Base Salary.”

3.2 Bonus.

(a) Sign-On Bonus. Executive shall be eligible to receive a one-time signing bonus of 100,000 shares of the Company’s restricted common stock (the “Restricted Stock”), which shall vest on the one (1) year anniversary of the Effective Date of this Agreement.

(b) Performance Bonus. Executive shall receive 100% of his base salary as a one-time performance bonus at the end of the Company’s fiscal year 2016 if a 15% EBITDA for the Company is achieved for Quarters Q2, Q3, and Q4 2016 cumulative. If less than 75% of the EBITDA goal is attained, no bonus will be paid out; if 75 - 80% of the EBITDA goal is attained, 50% of the Performance Bonus will be paid; if 81 - 90% of the EBITDA goal is attained 75% of bonus will be paid; and if 91 - 100% of EBITDA plan is attained, 100% of performance bonus will be paid. EBITDA will be calculated at the conclusion of fiscal year 2016, by the Company’s independent accountants based on the Company’s annual financial statements, and confirmed by the Compensation Committee of the Board.

3.3 Paid Time Off. Executive shall receive four (4) weeks of paid time off (“PTO”) per calendar year, which amount shall accrue in accordance with and subject to any caps on accrual established by the Company’s vacation policy in effect from time to time for employees of the Company. In addition, Executive shall be entitled to paid time off for all holidays provided under the Company’s regular holiday schedule.

3.4 Group Benefit Plans; Individual Insurance. Executive shall, throughout the Employment Period, be eligible to participate in all of the group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans or other plans (for which Executive qualifies) that are available to the executive officers of the Company as provided under the terms of such plans. Notwithstanding the foregoing, during the Employment Period, the Company shall also pay the premiums for Executive’s existing long-term disability plan with AICPA, but may replace such plan in the future with a similar long-term disability plan, with Executive’s consent. With respect to any of the foregoing benefits, Executive may elect to receive the cash value of the premiums the Company would otherwise pay as additional compensation.

3.5 Withholdings. The Company shall deduct and withhold from any compensation payable to Executive hereunder (including but not limited to, any payments or benefits under this Section 3 and any payments or benefits under Section 5), any and all applicable Federal and Provincial income and employment withholding taxes and any other amounts the Company determines are required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Expense Reimbursement. During the Employment Period, Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

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5. Termination of Employment. During the Employment Period, the Executive’s employment with the Company shall be at-will and may be terminated by either the Company or Executive at any time, and for any reason, subject to the provisions of this paragraph. Upon such termination, Executive (or, in the case of Executive’s death, Executive’s estate and beneficiaries) shall have no further rights to any other compensation or benefits from the Company on or after the termination of employment except as follows:

5.1 Separation Benefits. In the event the Company terminates Executive’s employment with the Company prior to the expiration of the Employment Period for any reason or in the event the Executive resigns from the Company voluntarily, then the Company shall pay to Executive the following: (i) Executive’s unpaid Base Salary that has been earned through the termination date of Executive’s employment (the “Termination Date”); (ii) Executive’s accrued but unused vacation; (iii) any accrued but unpaid expenses pursuant to Section 4 above, (iv) such vested accrued benefits, and other benefits and/or payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Termination Date, but not including any severance pay plan; and (v) any other payments as may be required under applicable law. The benefits provided under subsections (i) through (v) of this Section 5.1 are collectively referred to as the “Separation Benefits.”

5.2 Termination without Cause or Resignation for Good Reason.

(a) Termination Benefits. In the event the Executive voluntarily resigns for Good Reason (as defined below) or the Company terminates Executive’s employment for any reason other than for Cause (as defined below), then the Company shall pay to the Executive the following compensation and benefits (the “Termination Benefits”), subject to the conditions set forth in Section 6, which Termination Benefits shall be in addition to the Separation Benefits set forth in Section 5.1:

(i) Severance Payment. A lump sum payment equal to the greater of (A) the unpaid Base Salary, at the rate in effect on the Termination Date, that otherwise would have been earned by the Executive if he remained employed through the end of the then-current Term, or (B) one (1) year of Base Salary, at the rate in effect on the Termination Date, subject however to applicable Quebec law. The lump sum payment required by this Section shall be paid no later than thirty (30) days following the Termination Date.

(b) Definition of Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s misappropriation of the Company’s funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Audit Committee of the Company’s Board of Directors; (ii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company (or any parent or subsidiary of the Company); (iii) Executive’s failure to perform, or continuing neglect in the performance of, duties lawfully assigned to Executive by the Company’s Board of Directors, provided that the Company shall have provided Executive with written notice of such failure or neglect and the Executive has been afforded at least ten (10) business days to cure such failure or neglect; (iv) Executive’s conviction of, or plea of nolo contendre (no contest) to, any felony or misdemeanor involving moral turpitude or fraud, or of any other crime involving material harm to the standing or reputation of the Company; (v) any other willful misconduct by Executive that the Board determines in good faith has had a material adverse effect upon the business or reputation of the Company; (vi) any other material breach or violation by the Executive of this Agreement, the Company’s written code of conduct, or other written policy of the Company; provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded at least ten (10) business days to cure; and (vii) any other reason recognized by Quebec law. Notwithstanding the foregoing, in subparagraphs (iii) and (vi), (A) the cure period shall not apply to violations of the Company’s code of conduct or prohibition against unlawful harassment, and (B) such cure period shall only apply to breaches, violations, failures or neglect that in the Board’s sole judgment are capable of or amenable to such cure.

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(c) Definition of Good Reason. For the purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation upon any of the following events without Executive’s written consent: (i) a material reduction in the Executive’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); (ii) a material reduction by the Company in the Executive’s compensation (for avoidance of doubt, a ten percent (10%) reduction in the Executive’s Base Salary shall constitute a material reduction in Executive’s compensation); (iii) any breach by the Company of its obligations under this Agreement that results in a material negative change to Executive; or (iv) the failure of any buyer or acquirer of the Company in a change of control to assume the Company’s obligations hereunder. Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Executive provides written notice (each, a “Good Reason Notice”) to the Company identifying and describing the event resulting in Good Reason within ninety (90) days of the initial existence of such event, the Company does not cure such event within thirty (30) days following receipt of the Good Reason Notice from the Executive and the Executive terminates his employment during the ninety (90)-day period beginning thirty (30) days after the Executive’s delivery of the Good Reason Notice.

5.3 Treatment of Restricted Stock Upon Termination. Except as otherwise set forth herein, in the event that the Executive’s employment is: (a) terminated either (i) by the Company, for Cause, or (ii), by the Executive, without Good Reason, prior to the one (1) year anniversary of the Effective Date, then Executive shall not be entitled to the receipt or payment of any Restricted Stock; or (b) terminated either (x) by the Company, without Cause, or (y) by the Executive, for Good Reason, prior to the one (1) year anniversary of the Effective Date, then Executive shall be entitled to the payment and receipt of all Restricted Stock, without any further vesting requirement.

6. Confidentiality, Non-Solicitation; Non-Disparagement and Cooperation.

6.1 Confidentiality. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information relating to the business practices of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not, during his employment nor at any time thereafter (except as may be required in the course of the performance of his duties hereunder and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof), directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information acquired by the Executive during, or as a result of, his employment with the Company, without the prior written consent of the Company. The confidentiality obligations contained in this Section 6.1 shall be in addition to any other confidentiality agreement entered into between the Company and Executive, including the proprietary information and invention assignment agreement to be signed by Executive as per the Company’s policy with respect to all employees.

6.2 Non-Disparagement. At no time during or within three (3) years after Executive’s cessation of employment for any reason shall the Executive, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, officers, directors, attorneys, products or services. Notwithstanding the foregoing, nothing in this Section shall prevent the Executive from making any truthful statement to the extent (a) necessary to rebut any untrue public statements made about him; (b) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (c) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (d) made as good faith competitive statements in the ordinary course of business.

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6.3 Cooperation. Upon the receipt of reasonable notice from the Company (including from the Company’s outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to the Executive’s period of employment with the Company (or any predecessors). If the Executive is required to provide any services pursuant to this Section following the cessation of his employment, then the Company: (i) shall promptly compensate the Executive for all time actually incurred in these activities at an hourly rate of pay equal to the Executive’s most recent annual Base Salary divided by 2080 hours; and (ii) shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s business expense reimbursement policies.

6.4 Injunctive Relief; Interpretation. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 6 may result in the material and irreparable injury to the Company, or their respective affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat, the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by Section 6. If for any reason it is held that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration or scope of identified in this Section as will render such restrictions valid and enforceable.

6.5 Return of Company Property. Upon the cessation of Executive’s employment for any reason whatsoever, all Company Group property that is in the possession of the Executive shall be promptly returned to the Company, including, without limitation, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists, supplier lists and any other materials that contain Confidential Information which are in the possession of the Executive, including all copies thereof whether in electronic or paper form. Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

7. Miscellaneous.

7.1 Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal Canadian corporate office to the attention of the Secretary, and to the Executive at the address last reflected on the Company’s payroll records, or such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by Canada Post. Any such notice shall be deemed given only when received, but if the Executive is no longer employed by the Company or a subsidiary, such notice shall be deemed to have been duly given five (5) business days after the date mailed in accordance with the foregoing provisions of this Section.

7.2 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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7.3 Binding Effect; Benefits. The Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

7.4 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous agreements, arrangements or understandings between the Company and the Executive. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

7.5 Governing Law and Jurisdiction. This Agreement and the performance of the parties hereunder shall be governed by the laws of the Province of Quebec and applicable laws of Canada, and shall be interpreted in conformity with same. The parties agree that the courts of the Province of Quebec have exclusive jurisdiction on any questions and differences between the parties in regards to the present Agreement and the parties irrevocably commit themselves to their competence.

7.6 Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

7.7 Survivorship. Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties shall survive Executive’s cessation of employment to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties, except as otherwise expressly set forth in this Agreement.

7.8 No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

7.9 Taxes. Except as otherwise specifically provided herein, each party agrees to be responsible for its own taxes and penalties.

7.10 Counterparts. This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

7.11 Representation of Executive. Executive represents and warrants to the Company that Executive read and understands this Agreement, has had the opportunity to consult with independent counsel of his choice prior to agreeing to the terms of this Agreement and is entering into the agreement, knowingly, willingly and voluntarily. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

7.12 Language of Agreement. The parties to these presents agree that this Agreement be drafted in English. Les parties aux présentes consentent à ce que le present contrat soit rédigé en anglais.

[End of Text - Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

QUEST SOLUTION, INC.

By:	/s/ Tom Miller
Name:	Tom Miller
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Gilles Gaudreault
Gilles Gaudreault

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